EXHIBIT 99.1



      Six Flags to Explore Strategic Options for Six Properties - Buffalo,
                Concord, Denver, Seattle, Houston and Los Angeles

                Company Provides Mid-Quarter Update on Operations


New York, NY - June 22, 2006 - Following a comprehensive review of the Company's assets, Six Flags, Inc. (NYSE: SIX) today announced its decision to explore potential strategic options with respect to six of its properties. The properties are: Six Flags Darien Lake (outside Buffalo, New York); Six Flags Waterworld (Concord, California); Six Flags Elitch Gardens (Denver, Colorado); Wild Waves and Enchanted Village (outside Seattle, Washington); Six Flags Splashtown (Houston, Texas); and Six Flags Magic Mountain and Hurricane Harbor (near Los Angeles, California).

Although the Company cannot predict when, or if, any specific transaction will occur with respect to these properties, potential options include a sale of the parks as going concerns in a single transaction or a series of transactions, dismantling and re-utilizing certain rides and attractions and selling the underlying land for real estate development purposes, as well as other potential alternatives.

In March, the Company's new management indicated that a key strategic initiative was to evaluate the disposition of non-core assets in order to reduce leverage and focus management resources on the Company's parks that have the highest strategic value.

Since March, the Company:

o Sold the land where Six Flags Astroworld was located for an aggregate purchase price of $77 million;

o Agreed to sell the assets of the Columbus, Ohio water park to the Company's lessor, the Columbus Zoo, for $2 million at the end of the lease term (October 31, 2006);

o Exercised the right to terminate the lease of the Sacramento water park following the 2006 season and is currently in discussions with third parties to sell the rides and attractions at that park;

o Announced that it would be selling its two Oklahoma City parks, and has received multiple bids that the Company is currently evaluating; and

o Is actively marketing certain parcels of excess land at its parks in Gurnee, Illinois and Eureka, Missouri.

"We're making progress with our strategy to focus on the growth of our strongest assets, reduce the Company's debt, and generate increased value for our shareholders," said Mark Shapiro, who was named President and Chief Executive Officer of Six Flags in December 2005.


Update on Operations[1]

As previously scheduled, today the Company also provided an update on its business performance through the end of May and through June 18th, which includes the first three weeks in which all of its parks have been in full-time operation.

For the period through May 31, total revenues were up approximately 1%, or $2.6 million, compared to the same period last year, driven by a strong increase in guest spending and offset by a decline in attendance. Per capita guest spending, which excludes sponsorship and other revenues not related to guest spending, was up approximately 15%, an increase of $4.47 per capita, due to increased spending on tickets, food, parking, merchandise, and games. Attendance declined by approximately 760,000, or 11%.

For the period through June 18, which captures the most recent weekend in June, total revenues were down approximately 1%, or $3.2 million, compared to the prior year period. Per capita guest spending was up approximately 14%, an increase of $4.12 per capita, and attendance was down approximately 1.3 million, or 13%, driven primarily by reduced season pass attendance.

"Increased guest spending is continuing at a strong pace - a clear indication that our strategy is working. The drop-off in attendance was driven primarily by an anticipated decline in our season pass sales, which we are no longer deeply discounting in an effort to restore price and brand integrity, and to wean ourselves from those teens who don't spend money in the park," said Shapiro.

"What has been unexpected thus far is that the families we are targeting to replace those teens have been harder to attract than anticipated. Make no mistake about it, families are coming back - as evidenced by our solid increase in per capita guest spending - but not as quickly as we had hoped. We have to work even harder to regain their trust and bring them back to sample today's Six Flags."

Shapiro noted that attendance was also negatively impacted by the season-long closure of the New Orleans park due to damage it sustained from Hurricane Katrina, reduced visits to the Six Flags park in Mexico City by school groups, reduced and delayed marketing expenditures, rides that came on-line late, and weather on the West Coast in the first quarter and on the East Coast in May.

To accelerate the Company's turnaround with its target audience, Mr. Shapiro also said the Company plans to further increase its cash operating expenses by $15 million above prior guidance (to approximately $60 million) over the course of the year. These increased expenditures are primarily for additional staffing in the parks to further improve the guest experience.

Given the Company's performance to date, recent attendance trends, and the additional $15 million of cash operating expenses, reaching the prior adjusted EBITDA guidance will be extremely difficult. And although the second quarter is not complete, the Company is at risk of not complying with certain financial covenants in its bank credit agreement. The Company is in discussions with the agent bank and intends to seek amendments to those covenants.

Mr. Shapiro said, "We're investing more in our operations because the health of our business depends on bringing back families. Our first priority is to fix the operation and that is not going to happen overnight. We see this as a long-term investment."


About Six Flags

Six Flags, Inc. is the world's largest regional theme park company. Founded in 1961, Six Flags is celebrating its 45th Anniversary in 2006. It is a publicly-traded corporation (NYSE: SIX) headquartered in New York City.


Forward Looking Statements:

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, Six Flags' success in implementing its new business strategy. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including factors impacting attendance, such as local conditions, events, disturbances and terrorist activities, risk of accidents occurring at Six Flags' parks, adverse weather conditions, general economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags' expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the caption "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in Six Flags' Annual Report on Form 10-K for the year ended December 31, 2005, which is available free of charge on Six Flags' website http://www.sixflags.com.
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Contact:
Wendy Goldberg - (212) 652-9393


[1] The information for the periods ended May 31 and June 18 include the operations of our parks in Oklahoma City, Oklahoma; Columbus, Ohio; and Sacramento, California. These parks are classified as Discontinued Operations in our financial statements.